EXHIBIT 10.1


                   FIRST AMENDMENT TO JOINT VENTURE AGREEMENT

                  This First Amendment to Joint Venture Agreement ("Agreement") is made and entered into this 6th day of September, 1996, effective as of the 19th day of January, 1995 (the "Effective Date"), by and between JUSCO CO., LTD. ("JUSCO"), a company incorporated under the laws of Japan and having its registered office at 1, 1-Chome, Kandanishiki-cho, Chiyoda-ku, Tokyo 101, Japan and THE SPORTS AUTHORITY, INC. ("TSA"), a corporation organized and existing under the laws of the State of Delaware, United States of America ("U.S.A."), and having its principal place of business at 3383 North State Road 7, Fort Lauderdale, Florida 33319 U.S.A., in accordance with the following terms and provisions:

         WHEREAS, Jusco and TSA entered into a certain Joint Venture Agreement as of January 19, 1995 (the "JVA") establishing, developing and operating in Japan sporting goods retail stores stocked and designed along the lines of "TSA Stores" (as defined in the JVA);

         WHEREAS, the joint venture is to be carried out through the incorporation in Japan of a "Joint Venture Company" (as defined in the JVA) to be named "Mega Sports Co., Ltd." ("MEGA"); and

         WHEREAS, actual formation and operation of MEGA requires certain refinements and amendments to the JVA;

         NOW THEREFORE, Jusco and TSA acknowledge and agree to the following amendments to the JVA.


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         1. In Section II entitled "TERMS AND DEFINITIONS" the definition of
"BUSINESS PLAN" shall be deleted in its entirety and shall be replaced by the following provision:

                  The plan entitled "Business Plan for Mega Sports Co., Ltd." and dated as of March 20, 1996 for the four-year period commencing from February, 1996, which includes a preliminary schedule for establishing Stores set forth in Section 3.7.


         2. In Section II entitled "TERMS AND DEFINITIONS" the definition of "OPERATIVE DOCUMENTS" shall be deleted in its entirety and shall be replaced by the following provision:

                  The Joint Venture Agreement, the Jusco Services Agreement between Jusco and the Joint Venture Company and the TSA Services Agreement and License Agreement between TSA and the Joint Venture Company.


         3. In Section II entitled "TERMS AND DEFINITIONS" the definition of "DATE OF INCORPORATION" shall be changed by deleting "Joint Venture Agreement" and adding in its place "Joint Venture Company."


         4. In Section 3.4 entitled "AUTHORIZED CAPITAL" the figure for authorized capital of the Joint Venture Company shall be yen 400,000,000 and the total paid-in capital shall be yen 100,000,000. After that, as a result of the second issue of capital, the figure for authorized capital shall be yen 1,000,000,000 and the total paid-in capital shall be yen 250,000,000. As a result of the third issue of capital, the figure for the authorized capital shall be yen 1,000,000,000 and the total paid-in-capital shall be yen 400,000,000.

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         5. In Section 3.5. entitled "INITIAL CAPITAL CONTRIBUTIONS" the figures for Jusco's subscription shall be 980 shares at par, representing 49% of the issued share capital of the Joint Venture Company. Further, the figures for TSA's subscription shall be 1,020 shares at par, representing 51% of the issued share capital of the Joint Venture Company. The figures for Jusco's shares shall be 2,450 and 3,920 respectively immediately after the second and third issue of capital. The figures of TSA's shares shall be 2,550 and 4,080 respectively immediately after the second and third issue of capital.



         6. In Section 3.7 entitled "ADDITIONAL FUNDING" the Joint Venture Company's annual funding goals shall be set in view of the revised plan for opening TSA Stores below:
                           YEAR                      NUMBER OF TSA STORES:
                           ----                      ---------------------

                           1995                      0

                           1996                      3

                           1997                      4

                           1998                      5

                           1999                      5


         7. The last paragraph of Section 3.7 entitled "ADDITIONAL FUNDING" is deleted in its entirety and shall be replaced by the following provision:


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                  The Parties shall take such steps as are necessary to assure that the Joint Venture Company shall not issue any other Shares, convertible bonds and bonds with warrants without first offering such other Shares or securities to each of the Jusco JV Shareholder and the TSA JV Shareholder in proportion to their shareholding in the Joint Venture Company at the time of issuance so as to enable each Party to maintain its proportional holding (measured in nominal value) of the issued share capital of the Joint Venture Company. New Shares, convertible bonds and bonds with warrants may be issued to those other than Shareholders if approved by the affirmative vote of at least two-thirds of the shares represented at a general meeting of shareholders at which shareholders holding a majority of the issued and outstanding Shares are present or represented by proxy. Such resolution shall only be effective for new shares to be issued for the first time after the resolution and to be paid up within six (6) months of the date of the resolution and for convertible bonds and bonds with warrants to be issued for the first time after the resolution and to be paid up within six (6) months of the date of the resolution.


         8. In Section 3.9 entitled "CORPORATE NAME OF THE JOINT VENTURE COMPANY" the Joint Venture Company shall be named "Mega Sports Co., Ltd."


         9. In Section 4.4(c), the reference to "Management Services Agreements" shall be changed to "TSA and Jusco Services Agreements."


         10. To Section 4.5 entitled "TRANSACTIONS WITH JUSCO OR TSA; INSURANCE" a new paragraph shall be added prior to the last paragraph to specify a potential reimbursement responsibility in connection with U.S.
Merchandise and Store Fixtures, to wit:

                  To the extent that the Joint Venture Company does not fulfill its indemnification obligations as provided above in this
                  Section 4.5 to defend, indemnify and hold harmless the Provider and its officers, directors, employees, representatives and


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                  agents, at the Joint Venture Company's expense, from and
                  against any claim, damage, loss, cost, expense (including reasonable attorneys' fees) or penalty, or any action therefor, arising out of or in connection with any services, goods or facilities provided to the Joint Venture Company and/or its Subsidiaries by a Provider, including U.S. and Japan Merchandise or Store Fixtures pursuant to Article 2.3 of the TSA and Jusco Services Agreements ("Damages"), Jusco and TSA shall promptly reimburse such Provider, at the expense of Jusco and TSA, for all such Damages which are not paid directly by the Joint Venture Company, in proportion to their shareholding interests in the Joint Venture Company at the time any such Damages are incurred, including but not limited to any claims for damaged or defective products, product or premises liability, failure to comply with product labeling, instructions, testing or certification requirements, trademark or other proprietary right or intellectual property infringement, negligence, defamation, misappropriation, unfair competition and failure to pay withholding tax.


         11. In Section 4.8 entitled "ACTIONS BY BOARD OF DIRECTORS FOR CATEGORY A ACTIONS" in subsection (vii) is deleted in its entirety and shall be replaced by the following provision.

                  The borrowing by the Joint Venture Company which would result in the borrowing to equity ratio of the Joint Venture Company exceeding the ratio of twenty to one(20/1);

         12. Section VI entitled "Management Services and License Agreements" shall be re-entitled "Services and License Agreements," Section 6.3 entitled "MANAGEMENT SERVICES AGREEMENTS" shall be re-entitled "TSA AND JUSCO SERVICES AGREEMENTS" and Section 6.3 shall be deleted in its entirety and shall be replaced by the following provision:

                  Attached hereto as Exhibits C and D, each of which the Parties shall cause the Joint Venture Company to execute immediately after the Date of Incorporation, are the forms of agreements pursuant to which TSA and Jusco, respectively, shall provide services to the Joint Venture Company.

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         13. In Section 8.2. entitled "SUBSCRIPTION OF SHARES" the figures for remittances by the Jusco JV Shareholder and the TSA JV Shareholder shall be yen 49,000,000 for 980 Shares at par, representing 49% of the issued share capital of the Joint Venture Company, and yen 51,000,000 for 1,020 Shares at par value of yen 50,000 each, representing 51% of the issued share capital of the Joint Venture Company, respectively. After that, as a result of the second issue of capital, the figures for remittances by the Jusco JV Shareholder and the TSA JV Shareholder shall be yen 122,500,000 for 2,450 Shares at par and yen 127,500,000 for 2,550 Shares at par respectively. As a result of third issue of capital, the figures for remittances by the Jusco JV Shareholder and the TSA JV Shareholder shall be yen 196,000,000 for 3,920 Shares at par and yen 204,000,000 for 4,080 Shares at par respectively.


         14. A new Section 10.7 entitled "BOARD APPROVAL OF TRANSFERS OF SHARES" is added to Section X, to wit: "Notwithstanding the provisions of Sections 10.1 through 10.6 above, after the Parties have fully complied with the requirements of such Sections, Article 8 of the Company's Articles of Incorporation shall apply, which provides that any transfer of Shares shall be subject to approval by the Board of Directors by way of an unanimous vote of all the Directors in office. Such action shall be regarded as a Category A Action and shall be governed by the provisions of Section 4.8."


         15. Sections 11.2 (a) and (b) are deleted in their entirety and shall be replaced by the following provisions:

         11.2.    TERMINATION.  This Agreement may be terminated at any time

                  BY TSA OR JUSCO, AS THE CASE MAY BE, IF:
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                                      (a) The other Party shall materially
                  default in the performance of any of the covenants, terms and conditions of this Agreement and shall fail to cure such default within sixty (60) calendar days after receipt of notice in writing from the terminating Party of such default, giving reasonable particulars of such default and of the intention of the Party serving the notice to terminate this Agreement unless such default is cured; provided, however, that if such default cannot reasonably be cured within sixty
                  (60) calendar days, no termination shall occur so long as the Party against which default has been declared continues to use its best efforts to cure such default;

                  AUTOMATICALLY, IF:

                                      (b) Either Party shall be judicially
                  declared bankrupt or insolvent, make an assignment for the benefit of, or enter into a compromise with, its creditors; initiate bankruptcy or insolvency proceedings of any kind or proceedings for the appointment of a receiver, manager, judicial manager or similar official with respect to it or any of its assets or become a party to dissolution proceedings; provided, however, that no termination shall occur if any such action is stayed, dismissed or reversed within sixty (60) calendar days of the initiation of such action and the subject Party provides satisfactory evidence of the same within such period.


         16. Section 11.4 is deleted in its entirety and shall be replaced by the following provision:

                  11.4. EFFECT OF TERMINATION UNDER SECTION 11.2(B). Upon a termination of this Agreement under Section 11.2(b), the Parties agree that the Joint Venture Company shall be voluntarily dissolved and liquidated, provided that no dissolution and liquidation shall occur upon such a termination (or as otherwise provided in the Joint Venture Company's Articles of Incorporation) if the non-bankrupt holders of all of the remaining Shares elect to continue the existence of the Joint Venture Company, in which case the bankrupt holders shall vote with the non-bankrupt to approve such continuance (including any necessary amendment of the Articles of Incorporation to effect such continuance) and the non-bankrupt holders shall purchase all (but not less than all) of the Shares then owned by the bankrupt Party or any of its direct or indirect wholly-owned Subsidiaries by serving written notice to such Party and paying for such Shares in accordance with Section 11.3. As a part of a dissolution and liquidation, the non-bankrupt Party shall have the right (but not the obligation) to purchase all, but not less than all, of the assets of the Joint Venture Company at a price

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                  equal to the Fair Market Value thereof determined in
                  accordance with an Appraisal. The Party exercising its rights under this Section 11.4 shall do so by serving written notice to the other Party and the Joint Venture Company within thirty
                  (30) calendar days after the date of termination. The closing shall be held within forty-five (45) days of the Parties' receipt of the final appraisal of the assets of the Joint Venture Company unless otherwise agreed by the Parties. The purchase price of the assets purchased under this Section 11.4 must be paid in Japanese Yen in immediately available and transferable funds through a transfer of funds to a banking account to be designated at that time by the Joint Venture Company. As a condition to the closing, the Parties shall procure that the Joint Venture Company shall deliver to the Party exercising its rights hereunder such instruments of transfer as such Party may reasonably request, transferring the assets free and clear of any lien or encumbrance other than, with respect to real estate, encumbrances of record that do not materially interfere with the use of the property for the conduct of a retail store.


         17. In all other respects the JVA remains unmodified. In any conflict or inconsistency between the provisions of this Agreement and the provisions of the JVA, the provisions of this Agreement shall govern.

         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed as of the date first above written by its duly authorized officer or officers.

JUSCO CO. ,  LTD.

By:  /S/ TAKUYA OKADA
     ----------------

Name:  Takuya Okada

Title:    Chairman and CEO


THE SPORTS AUTHORITY, INC.

By:  /S/ JACK A. SMITH
     ------------------
Name:  Jack A. Smith

Title:   Chairman of the Board and CEO